EXHIBIT 11

          Statement Re:  Computation of Earnings Per Share


                                                Three Months Ended      Six Months Ended
                                                     June 30,               June 30,
                                                ------------------     -----------------
(In thousands)                                   1996       1995(1)     1996      1995(1)
- --------------                                   ----       ----        ----      ----

Primary
      Average shares outstanding............    16,147     16,405      16,260     16,493
      Common stock equivalents:
           Net effect of the assumed
           exercise of stock options and
           stock warrants based on
           average market price.............       406        499         407        485
                                               -------    -------     -------    --------

Primary average shares......................    16,553     16,904      16,667     16,978

Net income applicable to common
      shares................................   $ 4,146    $ 3,925     $ 6,773    $ 8,130

Primary net income per share................   $   .25    $   .23     $   .41    $   .48


Fully diluted
      Average shares outstanding............    16,147     16,405      16,260     16,493
      Common stock equivalents:
           Net effect of the assumed
           exercise of stock options and
           stock warrants based on end
           of period market price...........       406        504         409        491
                                               -------    -------     -------    -------

Fully diluted average shares................    16,553     16,909      16,669     16,984
                                               =======    =======     =======    =======

Net income applicable to common
      shares................................   $ 4,146    $ 3,925     $ 6,773    $ 8,130

Fully diluted net income per share..........   $   .25    $   .23     $   .41    $   .48

(1) Share figures for 1995 have been restated for the 10% stock dividend issued in December 1995.


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